EXHIBIT 10(w)
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                       EMPLOYMENT AGREEMENT

                             between

                         AQUARION COMPANY

                               and

                        RICHARD K. SCHMIDT

                    dated as of April 1, 1994

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       THIS AGREEMENT, made effective April 1, 1994 by and

between AQUARION COMPANY (the "Company"), a Delaware corporation,

and RICHARD K. SCHMIDT, of 113 Lochinvar Court, Cary, North

Carolina  27511 (the "Executive"),


                        WITNESSETH  THAT:


       WHEREAS:

       1. The Executive is a principal officer of the Company's

subsidiary, Industrial and Environmental Analysts, Inc. ("IEA")

and an integral part of its senior management who participates in the decision making process relative to short and long term

planning and policy for the Company;

       2. The Board of Directors of the Company, at its meeting

on February 22, 1994 determined that it would be in the best interests of the Company and its shareholders to assure

continuity in the management of the Company's administration and operations by entering into an employment agreement to retain the services of the Executive, on terms and conditions comparable to those contained in employment agreements between the Company and other members of its senior management;

       3. It is not intended to alter materially the compensation and benefits currently being provided to the Executive but merely to clarify the meaning and intent of certain of the terms and conditions thereof and to provide for the continued employment of the Executive by the Company on such terms and conditions; and

       4. The Executive is willing to continue to serve the

Company as a member of its senior management on the terms and conditions set forth herein;

       NOW, THEREFORE, it is hereby agreed by and between the

parties hereto as follows:

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       1. Employment.  The Company agrees to continue the
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Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period stated in Paragraph 3 hereof and upon the other terms and conditions herein provided.

       2. Position and Responsibilities.  During the period of
          -----------------------------
employment hereunder, the Executive agrees to serve the Company as President of IEA or in such executive capacity or capacities involving duties and responsibilities at least equal in

importance and scope to those of the Executive's present position as the Board of Directors, or the President and Chief Executive

Officer may from time to time determine.  During said period, the

Executive also agrees to serve, if elected, as an officer and director of any other subsidiary or affiliate of the Company.

       3. Term and Duties.
          ---------------
          (a) Term of Employment.  The term of the Executive's

employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue until

March 31, 1996, subject to extension as hereinafter provided.  On the first day of each month following the date first above

written, the term of the Executive's employment under this

Agreement shall be automatically extended unless prior thereto the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that such term of

employment shall not be extended, in which case such term shall end at the expiration of the then existing term of employment under this Agreement, including any previous extensions, and shall not be further extended except by agreement of the Company and the Executive.  Any such automatic extension shall be for one additional full calendar month (for a total term upon such

extension of twenty-four full calendar months), unless the

Executive will attain age 65 prior to completion of twenty-four full calendar months following the extension date, in which case the

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term of the Executive's employment under this Agreement shall terminate on the last day of the month in which the Executive attains age 65.

          (b) Duties.  During the period of employment hereunder

and except for illness or incapacity and reasonable vacation period (which shall not be less than 20 days in any calendar year), the Executive's business time, attention, skill and

efforts shall be exclusively devoted to the business and affairs of the Company and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from

devoting time during reasonable periods required for

               (i)    serving as an officer, director or member

                      of a committee of any company or

                      organization involving no conflict of

                      interest with the company or any of its

                      subsidiaries or affiliates,

              (ii)    delivering lectures and fulfilling speaking

                      engagements, and

             (iii)    engaging in charitable and community

                      activities, provided that such activities

                      do not materially affect or interfere with

                      the performance of the Executive's

                      obligations to the Company.

       4. Compensation.
          ------------
          (a)  For all services rendered by the Executive in any

capacity during employment under this Agreement, including

services as an executive, officer, director, or member of any committee of the Company or any subsidiary or affiliate thereof,

the Company shall pay the Executive base salary at the rate of not less than $161,250 per year, subject to such periodic

increases as the Board of Directors of the Company, or a committee designated by said Board, shall deem appropriate in accordance with the

Company's customary procedures and practices regarding the salaries of senior management employees.  Such salary shall be payable in

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accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.  Such periodic increases in salary,

once granted, shall not be subject to revocation.

          (b)  Executive shall be entitled to participate in any

Company incentive or bonus plan covering some or all of its

executive officers that is in effect during the period of his employment hereunder and to receive benefits thereunder on a basis consistent with the overall administration and intent of any such plan and with past practice, if any, under such plan.

          (c)  Nothing in this Agreement shall preclude or affect

any rights or benefits that may now or hereafter be provided by

IEA for the Executive or for which the Executive may be or become eligible under any other form of compensation or employee benefit plan now existing at IEA or that may hereafter be adopted or awarded by IEA.  Specifically, the Executive shall:

               (i)    be entitled to participate in IEA's 401(k)

                      Plan as well as any related program under

                      any "excess benefit plan" that may be

                      adopted during the period of the

                      Executive's employment hereunder and in

                      which the Executive is designated by the

                      Company's Board of Directors to participate

                      (hereinafter referred to collectively as

                      the "Savings Program");

              (ii)    participate in the salary continuation

                      program in the event of death in accordance

                      with Board policy for Company officers;

             (iii)    participate in any group life, health and

                      welfare plans as may now be or hereafter

                      become applicable to IEA employees' and

              (iv)    participate in equivalent successor plans

                      of the plans listed above in this

                      Paragraph 4(c);

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provided, however, that, subject to Paragraph 7(c)(iv), nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.

          (d)  If aggregate pre-tax earnings ("EBT") of IEA for

the period from 1994 through 1996 ("aggregate EBT") equal or exceed $695,000, the Executive shall be entitled to a non-

recurring turn around bonus, payable on or before March 31, 1997,

to be calculated as follows:  (i) 7% of the first $8.5 million of aggregate EBT and 15.75% of aggregate EBT in excess of

$8.5 million and (ii) with respect to the four goals identified in the IEA Management Incentive Plan for 1994 through 1996, for each goal achieved during said period, an additional 0.75% of aggregate EBT up to $8.5 million and 1.6875% of aggregate EBT in excess of $8.5 million.  For purposes of this Agreement, EBT will be based on the Company's audited year end financial statements for each of the three years included in said period and will be calculated at the operating level, exclusive of acquisition-

related interest expense, goodwill, amortization and any turn-

around bonus payment.  In the event of a sale of the Business or a merger of Employer into another entity which is not controlled by Aquarion, Employer will calculate the turn-around bonus, which shall under such circumstances not be less than $150,000, based on results to the date of such sale or merger.  In the event that

Employer terminates Employee's employment prior to December 31,

1996 for any reason other than one of those specified in

Paragraphs 7(a) or 7(b) below, the turn-around bonus, if any,

shall be calculated based on results to the date of termination.

       5. Business Expenses.  The Company shall pay or reimburse
          -----------------
the Executive for all reasonable travel and other expenses

incurred in connection with the performance of the

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Executive's duties under this Agreement in accordance with such procedures as the Company may from time to time establish.  The Company further agrees to furnish the Executive with a private office and a private secretary and such other assistance and accommodations,

including an automobile and appropriate club membership, as shall be suitable to the character of the Executive's position with the

Company and adequate for the performance of the Executive's

duties under this Agreement.

       6. Additional Benefits.  Nothing in this Agreement shall
          -------------------
affect the Executive's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites,

fringe benefits or retirement plans or additional compensation,

including termination pay programs, which the Company may

hereafter, in its sole and absolute discretion, elect to make available to IEA management employees generally, and the

Executive shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key IEA employees are eligible under every such plan,

program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

       7. Termination of Employment.  Notwithstanding any other

provision of this Agreement, the Executive's employment under this Agreement may be terminated:

          (a)  by the Company, in the event of the Executive's

serious, willful misconduct in respect to the Executive's duties under this Agreement, including conviction for a felony or

perpetration of a common law fraud which has resulted or is

likely to result in material economic damage to the Company or any of its subsidiaries, by written notice to the Executive,

specifying the event relied upon for such termination;

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          (b)  by either the Company or the Executive, if the

Executive accepts employment or a consulting position with

another company; or

          (c)  by the Executive, in the event of any (i) material

change by the Company of the Executive's functions, duties or responsibilities which change would cause his position with the

Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in

Paragraph 2 above, (ii) assignment or reassignment by the Company or by one of its subsidiaries of the Executive to another place of employment more than 35 miles from the location of IEA's

facilities in Cary, North Carolina, (iii) liquidation,

dissolution, consolidation, or acquisition or merger of the

Company, or transfer of all or substantially all of its assets other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this

Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction in the Executive's total

compensation and benefits, as specified in Paragraph 4 above and as currently provided, or other material breach of this Agreement by the Company or any of its subsidiaries, by thirty (30) days written notice to the Company, specifying the event relied upon for such termination and given within 180 days after such event.

       8. Payments Upon Termination of Employment.  In the event
          ---------------------------------------
of any termination by the Executive pursuant to Paragraph 7(c)

above, or in the event the Executive's employment under this

Agreement is terminated by the Company for any reason other than one of those specified in Paragraphs 7(a) or 7(b) above, the

Company shall, as liquidated damages or severance pay, or both,

promptly pay to the Executive and provide the Executive and the dependents, beneficiaries and estate of the Executive as follows:

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          (a)  The Company shall pay the Executive, at his

option, either as a lump sum or in equal monthly installments over the unexpired portion of the term of employment provided for in Paragraph 3(a) above, a cash amount equal to the present value of the excess of (i) the salary provided in Paragraph 4(a) above,

including the increases therein provided, for the unexpired

portion of the term of employment provided for in Paragraph 3(a)

above (commencing with the month in which termination shall have occurred) less the amounts, if any, the Executive would have paid in cash in respect of employee benefits provided for in

Paragraph 4(c)(iii) above if the Executive were still employed,

over (ii) the amounts, if any, paid to the Executive pursuant to any severance or termination pay program or arrangement of the

Company or any of its subsidiaries, provided, however, that in no event shall the amount paid hereunder exceed 1.5 times the

Executive's annual salary.

          (b)  The Company shall also pay the Executive a lump

sum cash amount equal to the present value of the aggregate

contributions or payments, if any, that would have been made by the Company or any of its subsidiaries under the Savings Program described in Paragraph 4(c)(i) above, or any successor program of

IEA in effect on the date on which termination shall have

occurred, if the Executive had continued to be employed, and to participate in the Savings Program or such successor program to the same extent as the Executive participated for the last month during which the Executive was permitted to participate, during the unexpired portion of the term of employment provided for in

Paragraph 3(a) above, at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 8(a)

above.

          (c)  For purposes of calculating the lump sum cash

payments provided by Paragraphs 8(a) and 8(b) above, present value shall be determined by using a discount factor

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equal to one percentage point below the prime rate as published in

The Wall Street Journal as of the date on which termination shall have occurred.

          (d)  For a period of 24 months (commencing with the

month in which termination shall have occurred), the Executive shall continue to be entitled to any such employee benefits

provided for in Paragraph 4(c)(iii) above as may be in effect on the date of termination, as if the Executive were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by

Paragraph 8(a) above, and if and to the extent that any such benefits, if in effect on the date of termination, shall not be payable or provided under any such plan after the date of

termination, the Company shall pay or provide such benefits on an individual basis.  The health and welfare benefits provided for in Paragraph 4(c)(iii) above, in accordance with this

Paragraph 8(d) shall be secondary to any comparable benefits provided by another employer provided that an appropriate refund is made of any reduction in the amount paid pursuant to

Paragraph 8(a)(i) which had assumed that such benefits would be primary.

       9. Source of Payments; Interest.  All payments provided
          ----------------------------
for in Paragraphs 4, 5, 6 and 8 above shall be paid in cash from the general funds of the Company.  Any payments not made within thirty (30) days after termination or such time as they may

otherwise be due hereunder shall bear interest at the interest rate used to establish the discount factor provided for in

Paragraph 8(c).  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

       10.    Litigation Expenses.
              -------------------
          (a)  In the event of any litigation or other proceeding

between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights

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hereunder, the Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other

proceeding, including reasonable attorneys' fees and expenses,

provided that such litigation or proceeding results in any

               (i)    settlement requiring the Company to make a

                      payment to the Executive, or

              (ii)    judgment or order in favor of the Executive

                      enforcing any provision of this Agreement

                      or awarding any payment or other

                      consideration to the Executive, regardless

                      of whether such judgment or order is

                      subsequently reversed on appeal or in a

                      collateral proceeding.

In no event shall the Executive be required to reimburse the

Company for any of the costs and expenses relating to such

litigation or other proceeding.  The obligation of the Company under this Paragraph 10 shall survive the termination for any reason of this Agreement (whether such termination is by the

Company, by the Executive, upon the expiration of this Agreement or otherwise).

       11.    Income Tax Withholding.  The Company may withhold
              ----------------------
from any payments made under this Agreement all federal, state,

city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

       12.    Non-Disclosure of Proprietary Information.  The
              -----------------------------------------
Executive will gain, with respect to the Company and its

affiliates, including IEA, detailed knowledge of all affairs,

trade secrets, discoveries, plans, development work in process,

cost information, outstanding bid and bid proposal information,

customer requirements, contractual provisions, employee

capabilities and proposed marketing initiatives, other

confidential information and the like (the "Proprietary

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Information") in the course of the Executive's employment

hereunder and under any prior employment agreement with the

Company or IEA, and the Executive will necessarily continue to have the fullest knowledge of such matters.  Disclosure to or utilization of such knowledge and Proprietary Information to any person, firm, business, organization, corporation, agency or other entity, whether or not engaged in any line of business competing in any respect with the business of the Company as now constituted, or as the same may be developed will cause

irreparable injury and damage to the business of the Company.

The Executive covenants and agrees that he will not at any time,

during and after the period of his employment hereunder, except as may be required by law, disclose any of the Proprietary

Information to, or utilize such information on behalf of, any person, firm, business, organization, corporation, agency or other entity (other than an employee or agent of the Company entitled to receive the same).  The Executive's obligations under this Paragraph 12 shall not apply to information which is or becomes part of the public domain through no fault of the

Executive.  Further, upon termination of his employment

hereunder, the Executive agrees that he will deliver to the

Company, or any affiliated company designated by the Company, any and all records, files, lists or other documents containing

information within the scope of the foregoing description,

including, without limitation, the Executive's records of

contracts with customers and potential customers, and all copies of the same, and shall not retain any copies of Proprietary

Information.

       13.    Executive's Inventions.  The Executive will
              ----------------------
promptly submit to the Company written disclosures of all

inventions, improvements and discoveries relating to the

business, whether or not patentable (hereinafter "Inventions")

which are made or conceived by him, along or jointly with others,

while in the Company's employ.  Title to all such Inventions that shall be within the existing or contemplated scope of the

Company's business at the time such Inventions

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are made or conceived or which result from or are suggested by any work he may do for or on behalf of the Company, together with such patent, patents or other legal protections as may be obtained thereon in the United States of America and all foreign

countries, shall belong to the Company.  The Executive will

assign such title to the Company and, upon the request of the

Company and after the Executive's termination for any reason,

execute all proper papers for use in applying for, obtaining,

maintaining and enforcing such patents or other legal protections as the Company may desire and will execute and deliver all proper assignments thereof, when so requested, without further

remuneration but at the expense of the Company.

       14.    Non-Competition Agreement.
              -------------------------
          (a)  The Executive covenants and agrees that, for a

period ending either (i) two years from the commencement of the

Executive's employment pursuant to this Agreement or one year after the termination of this Agreement, whichever is later, or

(ii) upon any sooner change in control of either IEA or of the

Company, he will not engage in any business competitive in any respect with any business of the Company, its successors or

assigns, as such business is now constituted or as the same may be developed during the Executive's employment in the geographic area designated in Paragraph 14(c).  As used herein, "Change in

Control" shall mean (i) the sale of substantially all of the stock or assets of IEA; (ii) the acquisition by any person (as such term is defined in Section 13(d) of the Securities Exchange

Act of 1934), other than the Company or a wholly-owned subsidiary of the Company, of the beneficial ownership (within the meaning of said Section) of 20% or more of the voting shares of the

Company (calculated, in the case of rights to acquire such

shares, as provided under said Section and the rules promulgated pursuant thereto); (iii) the occurrence of a transaction

requiring shareholders' approval for the acquisition of the

Company through purchase of stock or assets, or by merger or otherwise; or (iv) the election, during any period of 24 months or less, of a majority of the Board without the approval of two-

thirds of the Board members as constituted at the beginning of such period.

          (b)  The Executive shall be deemed to be engaged in

such business directly or indirectly if he is a sole proprietor or an employee, officer, director, trustee, agent or partner of,

or a consultant or advisor to or for, a person, firm,

corporation, association, trust or other entity (other than the

Company or any affiliate, including IEA) which is engaged in such business.  This restriction shall not apply to the ownership of five percent (5%) or less of the total outstanding issue of any class of securities listed in the over-the-counter market or a national securities exchange.

          (c)  Except as provided below, the geographic scope of

the Executive's covenant not to compete shall be:

               (i)    the states of North Carolina, Florida,

                      Connecticut, New Jersey, Massachusetts and

                      Illinois; and

              (ii)    the following states:  Indiana, Ohio,

                      Michigan, Wisconsin, New York,

                      Pennsylvania, South Carolina, Virginia,

                      Georgia, Alabama; and

             (iii)    any state in the United States of America

                      in which the Executive is rendering

                      services for the Company at the time of

                      termination of his employment.

          (d)  For the term set forth in Paragraph 14(a) above,

the Executive covenants and agrees that, he will not, directly or indirectly, solicit any person who is employed by the Company or any subsidiary at the time of termination of Executive's

employment or within the preceding six-month period to leave the employ of the Company or any subsidiary or to render

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services to any business which competes with the environmental testing laboratory business of IEA or any non-utility business of the

Company or any subsidiary.

          (e)  The Executive agrees that the remedy at law for

any breach of the covenant contained in Paragraph 14 will be inadequate and that any breach would cause such immediate and permanent damages as would be impossible to ascertain, and,

therefore, the Executive agrees and consents that in the event of any breach of any provision of such covenant by him, in addition to any and all legal and equitable remedies available to the

Company, any subsidiary and their successors and assigns for such breach, including a recovery of damages, the Company, any

subsidiary and their successors and assigns shall be entitled to obtain preliminary injunctive relief without the necessity of proving actual damages by reason of such breach and, to the

extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

          (f)  To the extent that any obligation to refrain from

competing within an area, for a period of time or with respect to a product or service, as provided in Paragraph 14 is invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void ab initio, and the remaining

obligations imposed by the provisions of this Agreement shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein.

       15.    Entire Understanding.  This Agreement contains the
              --------------------
entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive,

except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

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       16.    Severability.  If, for any reason, any one or more
              ------------
of the provisions or part of a provision contained in this

Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.  If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the

Company and the Executive shall be deemed reinstated as if this

Agreement had not been executed.

       17.    Consolidation, Merger, or Sale of Assets.  Nothing
              ----------------------------------------
in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or acquiring entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or transfer of assets and assumption, the term, "the Company", as used herein shall mean such other corporation or acquiring entity and this Agreement shall continue in full force and effect.

       18.    Notices.  All notices, requests, demands and other
              -------
communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          (a) to the Company:

              Aquarion Company
              835 Main Street
              Bridgeport, Connecticut  06601
              ATTENTION:  Secretary

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          (b) to the Executive:

              Richard K. Schmidt
              113 Lochinvar Court
              Cary, North Carolina  27511

or to such other address as either party shall have previously specified in writing to the other.

       19.    No Attachment.  Except as required by law, no
              -------------
right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment,

encumbrances, charge, pledge, or hypothecation or to execution,

attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

       20.    Binding Agreement.  This Agreement shall be
              -----------------
binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

       21.    Modification and Waiver.  This Agreement may not
              -----------------------
be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any

estoppel against the enforcement of any provision of this

Agreement except by written instrument signed by the party

charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated

therein, and each such waiver shall operate only as to the

specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

       22.    Headings of No Effect.  The paragraph headings
              ---------------------
contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or

interpretation of any of the provisions of this Agreement.

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       23.    Governing Law.  This Agreement and its validity,
              -------------
interpretation, performance, and enforcement shall be governed by the laws of the State of Connecticut.

       IN WITNESS WHEREOF, the Company has caused this Agreement

to be executed and its seal to be affixed hereunto by its

officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.




                              AQUARION COMPANY
ATTEST:


____________________________  By  ___________________________
        Secretary                        Jack E. McGregor
                                      Chief Executive Officer






                                   ___________________________
                                        RICHARD K. SCHMIDT


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